EXHIBIT 21

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION

H-Lines Finance Holding Corp.	Delaware

Horizon Lines Holding Corp.	Delaware

HLH, LLC	Delaware

Horizon Lines of Puerto Rico, Inc.	Delaware

Horizon Lines, LLC	Delaware

Horizon Lines Ventures, LLC	Delaware

Horizon Lines of Alaska, LLC	Delaware

Horizon Lines of Guam, LLC	Delaware

Horizon Lines Vessels, LLC	Delaware

Horizon Services Group, LLC	Delaware

Sea-Logix, LLC	Delaware

S-L Distribution Service, LLC	Delaware

SL Payroll Services, LLC	Delaware